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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Nuevo Energy Company:

We consent to incorporation by reference in this registration statement on Form S-8 of Nuevo Energy Company of our report dated February 8, 2001 relating the consolidated balance sheets of Nuevo Energy Company and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Nuevo Energy Company.


/s/ KPMG LLP
    ----------------------------
    KPMG LLP


Houston, Texas
October 2, 2001